Exhibit 99

             Vishay Reports Results for Third Quarter 2007


    -- Revenues for third quarter 2007 increased by $14 million, or 2%, compared to second quarter 2007.

    -- Income from continuing operations of $0.20 per diluted share for the third quarter 2007 has been negatively affected by the after tax impact of certain items (enumerated below) of $0.05 per share for adjusted income from continuing operations per share of $0.25.

    -- Cash generated from operations was $117 million and capital expenditures were $34 million in the third quarter 2007.

    -- Manufacturing inventories were reduced by $20 million in the third quarter 2007.

    Business Editors

    MALVERN, Pa.--(BUSINESS WIRE)--Oct. 30, 2007--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the fiscal quarter ended September 29, 2007 were $729.6 million, compared to $654.4 million for the fiscal quarter ended September 30, 2006. Income from continuing operations for the fiscal quarter ended September 29, 2007 was $37.1 million, or $0.20 per diluted share, compared with net earnings for the fiscal quarter ended September 30, 2006 of $32.5 million, or $0.17 per diluted share.

    On April 1, 2007, Vishay acquired the Power Control Systems ("PCS") business of International Rectifier Corporation. The Company intends to sell the automotive modules and subsystems business unit ("ASBU") acquired as part of the PCS business. The operations of the ASBU have been classified as discontinued operations. The loss from discontinued operations for the third quarter was $1.9 million, resulting in net earnings of $35.2 million, or $0.19 per diluted share.

    Income from continuing operations for the third quarter of 2007 of $37.1 million, or $0.20 per diluted share, was impacted by a pretax charge for restructuring and severance costs of $9.9 million. Additionally, reported income tax expense is net of benefits totaling $0.9 million for changes in uncertain tax positions and a change in enacted tax rates. These items, net, had a negative $0.05 per share effect on income from continuing operations.

    Net earnings for the third quarter of 2006 of $32.5 million, or $0.17 per diluted share, were impacted by pretax charges for restructuring and severance costs of $19.2 million, related asset write-downs of $2.7 million, inventory obsolescence charges for discontinued tantalum products of $1.4 million, losses resulting from adjustments to previously existing purchase commitments of $0.7 million, and charges totaling $2.9 million to settle past quality claims. These items and their tax-related consequences had a negative $0.10 effect on earnings per share.

    Net revenues for the nine fiscal months ended September 29, 2007 were $2,103.7 million, compared to $1,946.0 million for the nine fiscal months ended September 30, 2006. Income from continuing operations for the nine fiscal months ended September 29, 2007 was $129.1 million, or $0.67 per diluted share, compared with net earnings for the nine fiscal months ended September 30, 2006 of $113.5 million, or $0.59 per diluted share.

    The loss from discontinued operations for nine fiscal months ended September 29, 2007 was $3.2 million, resulting in net earnings of $125.9 million, or $0.66 per diluted share.

    Income from continuing operations for the nine fiscal months ended September 29, 2007 of $129.1 million, or $0.67 per diluted share, was impacted by pretax charges for restructuring and severance costs of $13.2 million and related asset write-downs of $2.7 million. These items and their tax-related consequences, plus additional tax expense for changes in uncertain tax positions net of benefits for a change in enacted tax rates totaling $2.5 million, had a negative $0.09 per share effect on income from continuing operations.

    Net earnings for the nine fiscal months ended September 30, 2006 of $113.5 million, or $0.59 per diluted share, were impacted by pretax charges for restructuring and severance costs of $28.1 million, related asset write-downs of $6.6 million, losses resulting from adjustments to previously existing purchase commitments of $4.8 million, write-downs and write-offs of tantalum inventories totaling $9.6 million, a loss on early extinguishment of debt of $2.9 million, an adjustment to increase the estimated cost of environmental remediation obligations associated with the 2001 General Semiconductor acquisition of $3.6 million, and charges totaling $2.9 million to settle past product quality issues. These items and their tax related consequences had a negative $0.21 effect on earnings per share.

    Commenting on the results for the third quarter 2007, Dr. Paul stated, "The friendly business environment Vishay experiences since the end of 2005 continued in the third quarter. The sales of distribution to the end customers increased in the third quarter compared to the previous quarter, especially driven by Asia. During the third quarter 2007 we reduced manufacturing inventories by $20 million. Our strong generation of cash from operations continued during the third quarter 2007 with $117 million."

    Dr. Paul continued, "The two discrete semiconductor product lines that we acquired on April 1, 2007 from International Rectifier achieved revenues of $59 million in third quarter 2007, approximately the projected yearly run-rate of $240 million. These businesses contributed $4.8 million to our operating income."

    Regarding the outlook for the fourth quarter 2007, Dr. Paul continued, "Our guidance for revenues is in the range of $710 million to $730 million. Gross margins are projected to be at similar to slightly improved levels."

    Commenting on the Company's acquisition activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, "We continue to explore acquisition targets in all spaces we operate in, namely passive components, semiconductors and weighing systems. At the same time, we are actively pursuing the divestiture of the automotive systems business that was part of our acquisition of the Power Control Systems business from International Rectifier."

    Regarding the Company's R&D activities, Dr. Zandman noted, "Our R&D programs are on target. The share of new products released to the market continues to increase."

    A conference call to discuss third quarter financial results is scheduled for Tuesday, October 30, 2007 at 10:00 a.m. (ET). The dial-in number for the conference call is 877-589-6174 (+1
706-643-1406 if calling from outside the United States or Canada) and the conference ID is #18703688.

    There will be a replay of the conference call from 12:30 p.m. (ET) on Tuesday, October 30, 2007 through 11:59 p.m. (ET) on Sunday,
November 4, 2007. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #18703688.

    There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

    Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

    Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues and the anticipated future benefits of the Company's acquisition and research and development programs are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve; competition and technological changes in our industries; difficulties in implementing our cost reduction strategies; difficulties in new product development; our ability to identify suitable acquisition targets and to successfully negotiate and consummate their acquisition, difficulties in integrating acquired companies, including the recently acquired PCS business, and otherwise realizing the anticipated benefits of their operations; our ability to attract and retain highly qualified personnel, particularly in respect of our acquired businesses; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Also, we can provide no assurance as to the timing of the disposition of ASBU or whether we can dispose of ASBU on terms we consider attractive or at all.

    Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs, charges for in-process research and development, gains or losses on purchase commitments, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.




VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)


                                              Fiscal quarter ended
                                          September 29,  September 30,
                                              2007           2006
                                          -------------  -------------

Net revenues                              $    729,616   $    654,381
Costs of products sold (a)                     554,816        486,052
Loss on purchase commitments                         -            741
                                          -------------  -------------
Gross profit                                   174,800        167,588
   Gross margin                                   24.0%          25.6%

Selling, general, and administrative
 expenses                                      109,946         98,917
Restructuring and severance costs                9,920         19,160
Asset write-downs                                    -          2,709
                                          -------------  -------------
Operating income                                54,934         46,802
   Operating margin                                7.5%           7.2%

Other income (expense):
   Interest expense                             (7,441)        (7,764)
   Minority interest                              (436)          (215)
   Other                                         1,639          5,665
                                          -------------  -------------
      Total other income (expense) - net        (6,238)        (2,314)
                                          -------------  -------------

Income from continuing operations, before
 taxes                                          48,696         44,488

Income taxes                                    11,597         12,006
                                          -------------  -------------

Income from continuing operations               37,099         32,482

Loss from discontinued operations, net of
 tax                                            (1,924)             -

                                          -------------  -------------
Net earnings                              $     35,175   $     32,482
                                          =============  =============

Basic earnings (loss) per share:*
   Continuing operations                  $       0.20   $       0.18
   Discontinued operations                $      (0.01)  $          -
   Net earnings                           $       0.19   $       0.18

Diluted earnings (loss) per share:*
   Continuing operations                  $       0.20   $       0.17
   Discontinued operations                $      (0.01)  $          -
   Net earnings                           $       0.19   $       0.17

Weighted average shares outstanding -
 basic                                         186,335        184,451

Weighted average shares outstanding -
 diluted                                       192,779        208,685

* May not add due to rounding.



    (a) The fiscal quarter ended September 30, 2006 includes write-offs of tantalum inventories of $1,374 and charges to settle past product quality issues of $2,885 within costs of products sold.




VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)


                                            Nine fiscal months ended
                                          September 29,  September 30,
                                              2007           2006
                                          -------------  -------------

Net revenues                              $  2,103,669   $  1,945,990
Costs of products sold (b)                   1,575,803      1,437,146
Loss on purchase commitments                         -          4,838
                                          -------------  -------------
Gross profit                                   527,866        504,006
   Gross margin                                   25.1%          25.9%

Selling, general, and administrative
 expenses (c)                                  330,048        299,086
Restructuring and severance costs               13,186         28,085
Asset write-downs                                2,665          6,583
                                          -------------  -------------
Operating income                               181,967        170,252
   Operating margin                                8.6%           8.7%

Other income (expense):
   Interest expense                            (22,039)       (24,828)
   Loss on early extinguishment of debt              -         (2,854)
   Minority interest                              (983)          (782)
   Other                                        12,932         13,669
                                          -------------  -------------
      Total other income (expense) - net       (10,090)       (14,795)
                                          -------------  -------------

Income from continuing operations, before
 taxes                                         171,877        155,457

Income taxes                                    42,769         41,973
                                          -------------  -------------

Income from continuing operations              129,108        113,484

Loss from discontinued operations, net of
 tax                                            (3,222)             -

                                          -------------  -------------
Net earnings                              $    125,886   $    113,484
                                          =============  =============

Basic earnings (loss) per share:*
   Continuing operations                  $       0.70   $       0.62
   Discontinued operations                $      (0.02)  $          -
   Net earnings                           $       0.68   $       0.62

Diluted earnings (loss) per share:*
   Continuing operations                  $       0.67   $       0.59
   Discontinued operations                $      (0.02)  $          -
   Net earnings                           $       0.66   $       0.59

Weighted average shares outstanding -
 basic                                         185,408        184,381

Weighted average shares outstanding -
 diluted                                       200,062        217,090

* May not add due to rounding.



    (b) The nine fiscal months ended September 30, 2006 includes write-downs and write-offs of tantalum inventories of $9,602 and charges to settle past product quality issues of $2,885 within costs of products sold.

    (c) The nine fiscal months ended September 30, 2006 includes
$3,600 of expenses within selling, general and administrative expenses to increase the estimated cost of environmental obligations associated with the 2001 General Semiconductor acquisition.




VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)


                                          September 29,  December 31,
                                              2007           2006
                                          -------------  -------------
Assets                                     (Unaudited)
Current assets:
   Cash and cash equivalents              $    476,997   $    671,586
   Accounts receivable - net                   473,143        351,656
   Inventories:
      Finished goods                           169,500        163,576
      Work in process                          223,068        194,734
      Raw materials                            162,752        178,543
   Deferred income taxes                        44,260         38,368
   Prepaid expenses and other current
    assets                                     137,467        128,784
   Assets held for sale                         66,787              -
                                          -------------  -------------
Total current assets                         1,753,974      1,727,247

Property and equipment, at cost:
   Land                                        102,383         94,803
   Buildings and improvements                  472,908        441,659
   Machinery and equipment                   1,977,385      1,818,660
   Construction in progress                     77,746         85,288
   Allowance for depreciation               (1,459,067)    (1,316,045)
                                          -------------  -------------
      Net property and equipment             1,171,355      1,124,365

Goodwill                                     1,641,078      1,463,992

Other intangible assets, net                   196,193        168,263

Other assets                                   182,774        208,029
                                          -------------  -------------
      Total assets                        $  4,945,374   $  4,691,896
                                          =============  =============






VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)


                                          September 29,  December 31,
                                              2007           2006
                                          -------------  -------------
                                           (Unaudited)
Liabilities and stockholders' equity
Current liabilities:
   Notes payable to banks                 $      3,421   $        526
   Trade accounts payable                      135,427        145,919
   Payroll and related expenses                141,030        132,922
   Other accrued expenses                      245,394        203,986
   Income taxes                                 49,788         47,333
   Current portion of long-term debt             1,770          3,728
   Liabilities related to assets held for
    sale                                        11,529              -
                                          -------------  -------------
Total current liabilities                      588,359        534,414

Long-term debt less current portion            607,545        608,434
Deferred income taxes                           19,127         15,923
Deferred grant income                            1,858          5,732
Other liabilities                              127,384        155,963
Accrued pension and other postretirement
 costs                                         298,006        285,823

Minority interest                                5,167          4,794

Stockholders' equity:
   Common stock                                 17,198         17,010
   Class B common stock                          1,435          1,436
   Capital in excess of par value            2,251,740      2,229,972
   Retained earnings (d)                       920,697        796,902
   Accumulated other comprehensive income      106,858         35,493
                                          -------------  -------------
      Total stockholders' equity             3,297,928      3,080,813
                                          -------------  -------------
         Total liabilities and
          stockholders' equity            $  4,945,374   $  4,691,896
                                          =============  =============



    (d) Reflects adjustment of $2,091 to initially apply the provisions of FASB Interpretation No. 48, adopted January 1, 2007.




VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands except earnings per share)


                      Fiscal quarter ended    Nine fiscal months ended
                      Sept. 29,   Sept. 30,    Sept. 29,    Sept. 30,
                        2007        2006         2007         2006
                     ----------- -----------  -----------  -----------

Numerator:

Numerator for basic
 earnings per share:
   Income from
    continuing
    operations       $   37,099  $   32,482   $  129,108   $  113,484
   Loss from
    discontinued
    operations           (1,924)          -       (3,222)           -
                     ----------- -----------  -----------  -----------
   Net earnings      $   35,175  $   32,482   $  125,886   $  113,484
                     =========== ===========  ===========  ===========

Adjustment to the
 numerator for
 continuing
 operations and net
 earnings:
   Interest savings
    assuming
    conversion of
    dilutive
    convertible and
    exchangeable
    notes, net of
    tax (e)                 915       3,090        5,832       13,758
                     ----------- -----------  -----------  -----------

Numerator for
 diluted earnings
 per share:
   Income from
    continuing
    operations       $   38,014  $   35,572   $  134,940   $  127,242
   Loss from
    discontinued
    operations           (1,924)          -       (3,222)           -
                     ----------- -----------  -----------  -----------
   Net earnings      $   36,090  $   35,572   $  131,718   $  127,242
                     =========== ===========  ===========  ===========

Denominator:
Denominator for
 basic earnings per
 share:
   weighted average
    shares              186,335     184,451      185,408      184,381

Effect of dilutive
 securities
   Convertible and
    exchangeable
    notes (e)             6,176      23,496       14,009       31,835
   Employee stock
    options                 162         654          539          790
   Other                    106          84          106           84
                     ----------- -----------  -----------  -----------
   Dilutive
    potential common
    shares                6,444      24,234       14,654       32,709
                     ----------- -----------  -----------  -----------

Denominator for
 diluted earnings
 per share:
    adjusted
     weighted
     average shares     192,779     208,685      200,062      217,090
                     =========== ===========  ===========  ===========

Basic earnings
 (loss) per share:*
   Continuing
    operations       $     0.20  $     0.18   $     0.70   $     0.62
   Discontinued
    operations       $    (0.01) $        -   $    (0.02)  $        -
   Net earnings      $     0.19  $     0.18   $     0.68   $     0.62

Diluted earnings
 (loss) per share:*
   Continuing
    operations       $     0.20  $     0.17   $     0.67   $     0.59
   Discontinued
    operations       $    (0.01) $        -   $    (0.02)  $        -
   Net earnings      $     0.19  $     0.17   $     0.66   $     0.59

* May not add due to rounding.



    Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive:



                      Fiscal quarter ended    Nine fiscal months ended
                    Sept. 29,    Sept. 30,    Sept. 29,    Sept. 30,
                        2007         2006         2007         2006
                    -----------  -----------  -----------  -----------
Convertible and
 exchangeable
 notes:
   Convertible
    Subordinated
    Notes, due 2023
    (e)                 23,496            -       15,664            -
   Exchangeable
    Unsecured
    Notes, due 2102          -        6,176            -            -
   LYONs, due 2021
    (f)                      -            -            -            -
Weighted average
 employee stock
 options                 4,289        5,244        3,627        4,879
Weighted average
 warrants                8,824        8,824        8,824        8,824


    (e) In June 2007, the Company's Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the notes in shares of Vishay common stock. In accordance with the resolution of its Board, in the future if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount. Accordingly, for the second quarter of 2007 and future periods, the Company calculates the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and includes that number in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation, as the effect would be antidilutive.

    For periods prior to the second quarter of 2007, the notes were considered conventional convertible debt, and included in the earnings per share computation assuming they were converted into 23,496 shares of common stock if the effect of their inclusion was dilutive.

    (f) The LYONs were redeemed in June 2006. Prior to redemption, they were convertible into 3,809 shares of common stock.

    CONTACT: Vishay Intertechnology, Inc.
             Richard N. Grubb
             Executive Vice President and Chief Financial Officer
             +1 610-644-1300
             or
             Peter G. Henrici
             Senior Vice President Corporate Communications
             +1 610-644-1300